Incoming, Inc. 8-K/A
Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INCOMING, INC.

(Pursuant to NRS Sections 78.385 and 78.390)

The undersigned of INCOMING, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify as follows:

FIRST:          The name of the Corporation is “Incoming, Inc.”

SECOND:     The Articles of Incorporation of the Corporation was filed in the Office of the Secretary of State of Nevada on December 22, 2006.

THIRD:          Article THIRD of the Articles of Incorporation of the Corporation is hereby amended, restated and superseded in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue is seventy-five million (75,000,000) shares of which:

(a)           Seventy-one million (71,000,000) shares shall be Class A common stock, par value $0.001 per share; and

(b)           Four million (4,000,000) shares shall be Class B common stock, par value $0.001 per share.

Upon this Certificate of Amendment to Articles of Incorporation becoming effective pursuant to the laws of the State of Nevada, each outstanding share of the Corporation’s common stock, $0.001 par value per share, shall be reclassified as one (1) share of fully paid and nonassessable Class A common stock.

1.             Class A common stock.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class A common stock shall be as follows:

(a)           Voting Rights. Except as required by law, at every meeting of stockholders of the Corporation, every holder of Class A common stock shall be entitled to one vote, in person or by proxy, for each share of Class A common stock outstanding in such holder’s name on the stock transfer records of the Corporation, and shall vote with the Class B common stock on all matters (including, without limitation, the election of directors) together as one class.

(b)           Distribution of Assets.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any other of the Corporation’s securities, the holders of the Class A common stock and the Class B common stock shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(c)           Dividends.  Holders of Class A common stock and Class B common stock shall be entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Corporation legally available therefor.

2.             Class B common stock.

The voting powers, designations, preferences, limitations, restrictions and relative rights of the Class B common stock shall be as follows:

(a)           Voting Rights. Except as required by law, at every meeting of stockholders of the Corporation, every holder of Class B common stock shall be entitled to two votes, in person or by proxy, for each share of Class B common stock outstanding in such holder’s name on the stock transfer records of the Corporation, and shall vote with the Class A common stock on all matters (including, without limitation, the election of directors) together as one class.

(b)           Distribution of Assets.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any other of the Corporation’s securities, the holders of the Class A common stock and the Class B common stock shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(c)           Dividends.  Holders of Class A common stock and Class B common stock shall be entitled to receive, on an equal basis, such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of the assets or funds of the Corporation legally available therefor.

FOURTH:     The foregoing amendment has been duly adopted by a vote of stockholders holding a majority of the voting power of shares entitled to vote in accordance with the provision of Section 78.390 of the General Corporation Law of the State of Nevada.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as of this 18th day of August 2010.

INCOMING, INC.

By:	/s/Victor AbiJaoudi II
Name:	Victor AbiJaoudi II
Title:	Chief Operating Officer